Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

FormFactor, Inc.:

We consent to the use of our report dated March 15, 2017, with respect to the consolidated balance sheets of FormFactor, Inc. as of December 31, 2016 and December 26, 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

January 12, 2018